UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 28, 2005

FMC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16489	36-4412642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1803 Gears Road, Houston, TX 77067

(Address of principal executive offices) (Zip Code)

(281) 591-4000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On July 28, 2005, the Compensation Committee of the Board of Directors modified the annual target incentive percentages on which management incentive awards in the form of cash bonus awards will be based for 2005 under the Company’s Incentive Compensation and Stock Plan for certain participating managers, including named executive officers. Management incentive awards provide for annual cash incentives for achievement of both annual performance incentive (“API”) targets and business performance incentive (“BPI”) targets. The Compensation Committee oversees the Company’s Incentive Compensation and Stock Plan objectives and design as well as the setting of performance targets and approval of awards. For participating managers, including the Company’s named executive officers, the management incentive awards are determined using three variables: (1) the individual’s annual incentive target, which will now be based on a percentage of base salary ranging from 20% to 100%; (2) achievement of the API and BPI targets, and (3) weightings for the objectives. For 2005 incentive awards, the API will comprise 30% of the total target incentive and the BPI will comprise 70% of the total target incentive for participating managers. BPI payments can range from 0 to 3 times the annual target incentive and will be based on improvements in Net Contribution and EBITDA growth. The API rating varies with individual performance versus annual performance objectives and can range from 0 to 2 times the annual target incentive.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC TECHNOLOGIES, INC.

By :	/s/ William H. Schumann, III
William H. Schumann, III
Senior Vice President and Chief
Financial Officer

Date: August 3, 2005